FORM OF AMENDMENT NO. 64

TO THE DECLARATION OF TRUST OF

NORTHERN FUNDS

(a Delaware statutory trust)

This Amendment No. 64 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Funds (the “Trust”) amends, effective July 7, 2026, the Agreement and Declaration of Trust of the Trust dated as of February 7, 2000, as amended (the “Declaration”).

WHEREAS, on July 7, 2026, the Board of Trustees of the Trust unanimously voted to approve changes to the name and designation of the Northern Trust California Tax-Exempt Bond ETF and Northern Trust New York Tax-Exempt Bond ETF;

NOW, THEREFORE, the Declaration is hereby amended as follows:

1.

The name and designation of the Northern Trust California Tax-Exempt Bond ETF and Northern Trust New York Tax-Exempt Bond ETF are hereby changed to the Northern Trust California Intermediate Tax-Exempt Bond ETF and Northern Trust New York Intermediate Tax-Exempt Bond ETF, respectively.

2.	All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3.	Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.